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                                                                     Exhibit 4.1

                                                                  EXECUTION COPY



                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), dated as of December 13, 1996 by and among NUKO Information Systems, Inc., a New York corporation, with headquarters located at 2391 Qume Drive, San Jose, CA 95131 (the "COMPANY"), and each of the purchasers set forth on the signature pages hereto (the "BUYERS").

         WHEREAS:

A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

B. The Company has authorized a new series of preferred stock, designated as its Series A Convertible Preferred Stock (the "PREFERRED STOCK"), having the rights, preferences and privileges set forth in the Certificate of Designations, Rights and Preferences attached hereto as EXHIBIT "A" (the "CERTIFICATE OF DESIGNATION");

C. The Preferred Stock is convertible into (i) shares of Common Stock, par value $.001 per share, of the Company (the "COMMON STOCK") and (ii) warrants (the "WARRANTS"), in the form attached hereto as EXHIBIT "B", to acquire a number of shares of Common Stock equal to one-half of the number of shares of Common Stock issuable upon conversion of the Preferred Stock, upon the terms and subject to the limitations and conditions set forth in the Certificate of Designation;

D. The Buyers desire to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, an aggregate of ten thousand (10,000) shares of Preferred Stock, at a price per share equal to One Thousand Dollars ($1,000), the stated value thereof, or an aggregate purchase price of Ten Million Dollars ($10,000,000);

E. Each Buyer wishes to purchase, upon the terms and conditions stated in this Agreement, the number of shares of Preferred Stock set forth immediately below its name on the signature pages hereto; and

F. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as EXHIBIT "C" (the "REGISTRATION RIGHTS AGREEMENT"), pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;
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         NOW THEREFORE, the Company and each of the Buyers (severally and not jointly) hereby agree as follows:

         1. PURCHASE AND SALE OF PREFERRED SHARES.

                  a. Purchase of Preferred Shares. The Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company such number of shares of Series A Preferred Stock as is set forth immediately below such Buyer's name on the signature pages hereto (collectively, together with any Preferred Stock issued in replacement thereof or as a dividend thereon or otherwise with respect thereto in accordance with the terms thereof, the "PREFERRED SHARES") at a price per share equal to One Thousand Dollars ($1,000) (the "PER SHARE PURCHASE PRICE"). The issuance, sale and purchase of the Preferred Shares shall take place in two (2) separate closings, the first of which is hereinafter referred to as the "FIRST CLOSING" and the second of which is hereinafter referred to as the "SECOND CLOSING." Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 6 and Section 7 below, (i) at the First Closing, the Company shall issue and sell to each Buyer and each Buyer shall purchase from the Company fifty percent (50%) of the aggregate number of Preferred Shares which such Buyer is purchasing hereunder for a price per Preferred Share equal to the Per Share Purchase Price and (ii) at the Second Closing, the Company shall issue and sell to each Buyer and each Buyer shall purchase from the Company the remainder of the Preferred Shares which such Buyer is purchasing hereunder for a price per Preferred Share equal to the Per Share Purchase Price. The aggregate number of Preferred Shares to be issued at the First Closing is Five Thousand (5,000) for an aggregate purchase price of Five Million Dollars ($5,000,000) and the aggregate number of Preferred Shares to be issued at the Second Closing is Five Thousand for an aggregate purchase price of Five Million Dollars ($5,000,000).

                  b. Form of Payment. On each Closing Date (as defined below),
(i) each Buyer shall pay the purchase price for the Preferred Shares to be issued and sold to it at the applicable closing (the "PURCHASE PRICE") by wire transfer of immediately available funds to the Company, in accordance with the Company's written wiring instructions, against delivery of a duly executed certificate(s) representing such number of Preferred Shares which such Buyer is then purchasing, and (ii) the Company shall deliver such certificate(s) against delivery of such Purchase Price.

                  c. Closing Dates. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 6 and Section 7 below, the date and time of the issuance and sale of the Preferred Shares pursuant to this Agreement (the "CLOSING DATES") shall be (i) in the case of the First Closing, 12:00 noon Eastern Standard Time on December 16, 1996 (subject to a two (2) business day grace period at either party's option) and (ii) in the case of the Second Closing, 12:00 noon Eastern Standard Time on the fifth (5th) day following notification of satisfaction (or waiver) of the conditions to such closing set forth in Section 7(b) below or, in each case, such other mutually agreed upon time. The closings shall occur on the Closing Dates at the offices of Latham & Watkins, 885 Third Avenue, suite 1000, New York, NY 10022.

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         2. BUYER'S REPRESENTATIONS AND WARRANTIES.

         Each Buyer severally represents and warrants to the Company that:

                  a. Investment Purpose. The Buyer is purchasing the Preferred Shares, the shares of Common Stock issuable upon conversion thereof (the "CONVERSION SHARES"), the Warrants issuable upon conversion of the Preferred Shares and the shares of Common Stock issuable upon exercise of the Warrants (the "WARRANT SHARES") (collectively, the "SECURITIES") for its own account for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered under the 1933 Act. For purposes of this Agreement, the term Warrants includes, in addition to Warrants issued upon conversion of Preferred Shares, Warrants issued pursuant to
Section 8(m) below and Warrants issued pursuant to Article V.C of the Certificate of Designation.

                  b. Accredited Investor Status. The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

                  c. Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

                  d. Information. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer or its advisors. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received what the Buyer believes to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. The Buyer understands that its investment in the Securities involves a significant degree of risk.

                  e. Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

                  f. Transfer or Resale. The Buyer understands that (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered

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under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) subsequently registered thereunder, or (b) the Buyer shall have delivered to the Company an opinion of counsel (which opinion shall be reasonably acceptable to the Company) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (c) sold pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule); (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).

                  g. Legends. The Buyer understands that the certificates for the Preferred Shares, Warrants and, until such time as the Conversion Shares and Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the Conversion Shares and Warrant Shares, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

         The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) the sale of such Security is registered under the 1933 Act, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act or
(c) such holder provides the Company with reasonable assurances that such Security can be sold pursuant to Rule 144 under the 1933 Act (or a successor rule thereto) without any restriction as to the number of Securities acquired as of a particular date that can then be immediately sold. The Buyer agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable securities law.

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                  h. Authorization; Enforcement. This Agreement and the
Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Buyer and are valid and binding agreements of the Buyer enforceable in accordance with their terms.

                  i. Residency. The Buyer is a resident of the jurisdiction set forth immediately below such Buyer's name on the signature pages hereto.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to each Buyer that:

                  a. Organization and Qualification. The Company and each of its subsidiaries, if any, is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any material adverse effect on the operations, assets, financial condition or prospects of the Company or its subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

                  b. Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to file and perform its obligations under the Certificate of Designation and to enter into and perform this Agreement, the Registration Rights Agreement and the Warrants, and to issue the Securities, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation the filing of the Certificate of Designation and the issuance of the Preferred Shares and the Warrants and the issuance and reservation for issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board or Directors, or its shareholders is required, (iii) this Agreement has been duly executed and delivered and the Certificate of Designation has been duly filed by the Company, and (iv) each of this Agreement and the Certificate of Designation constitutes, and upon execution and delivery by the Company of the Registration Rights Agreement and the Warrants, each of such instruments will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock (which authorized number will increase to 40,000,000 upon consummation of the merger referred to in Section 7(b)(ii) below) of

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which 10,466,884 shares are issued and outstanding, 4,097,000 shares are reserved for issuance pursuant to the Company's stock option plans, 268,400 shares are reserved for issuance pursuant to securities (other than the Preferred Shares and the Warrants) exercisable for, or convertible into or exchangeable for shares of Common Stock and 2,500,000 shares are reserved for issuance upon conversion of the Preferred Shares and exercise of the Warrants (subject to adjustment pursuant to the Company's covenant set forth in Section 4(h) below); and (ii) 5,000,000 shares of preferred stock, none of which shares are issued and outstanding (exclusive of the Preferred Shares). All of such outstanding shares of capital stock are, or upon issuance will be, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as disclosed in SCHEDULE 3(c), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, calls, rights of first refusal or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement). The Company has furnished to the Buyer true and correct copies of the Company's Restated Certificate of Incorporation as in effect on the date hereof ("CERTIFICATE OF INCORPORATION"), the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock of the Company and the material rights of the holders thereof in respect thereto. The Company shall provide the Buyer with a written update of this representation signed by the Company's Chief Executive or Chief Financial Officer on behalf of the Company as of each Closing Date.

                  d. Issuance of Shares. The Preferred Shares, Conversion Shares and Warrant Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, upon conversion of the Preferred Shares and upon proper exercise of the Warrants, as applicable, the Preferred Shares, Conversion Shares and Warrant Shares shall be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Company. The term Conversion Shares includes the shares of Common Stock issuable upon conversion of the Preferred Shares, including without limitation, such additional shares, if any, as are issuable as a result of the events described in Section 2(c) of the Registration Rights Agreement and
Article VI.E of the Certificate of Designation. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Conversion Shares and Warrant Shares upon Conversion or exercise, as applicable, of the Preferred Shares and the Warrants.

                  e. No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the

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consummation by the Company of the transactions contemplated hereby and thereby
(including, without limitation, the filing of the Certificate of Designation and the issuance and reservation for issuance of the Preferred Shares, Conversion Shares and Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation or By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation, By-laws or other organizational documents and neither the Company nor any of its subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of its subsidiaries in default) under, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or by which any property or assets of the Company or any of its subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its subsidiaries, if any, are not being conducted, and shall not be conducted so long as a Buyer owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, except for involuntary violations which either singly or in the aggregate do not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrants in accordance with the terms hereof or thereof. Except as set forth on Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

                  f. SEC Documents, Financial Statements. Since December 31, 1994, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act of 1934, as amended (the "1934 ACT") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC DOCUMENTS"). The Company has delivered to each Buyer true and complete copies of the SEC Documents, except for such exhibits and incorporated documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and

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the rules and regulations of the SEC promulgated thereunder applicable to the
SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC documents, the Company has no liabilities, contingent or otherwise, other than
(i) liabilities incurred in the ordinary course of business subsequent to September 30, 1996 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

                  g. Absence of Certain Changes. Since December 31, 1995, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company, except as disclosed in SCHEDULE 3(g) or in the SEC Documents.

                  h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries that could have a Material Adverse Effect. SCHEDULE 3(h) contains a complete list and summary description of any pending or threatened proceeding against or affecting the Company or any of its Subsidiaries, without regard to whether it would have a Material Adverse Effect.

                  i. Patents, Copyrights, etc. The Company owns or possesses the requisite licenses or rights to use all patents, patent rights, inventions, know-how, trade secrets, trademarks, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as now operated; there is no claim or action by any person pertaining to, or proceeding pending, or to the Company's knowledge threatened which challenges the right of the Company or of a subsidiary with respect to any patents, patent rights, licenses, inventions, know-how, trademarks, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as now operated; to the best of the Company's knowledge, the

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Company's or its subsidiaries' current and intended products, services and processes do not infringe on any patents, patent rights, licenses, inventions, know-how, trademarks, service marks, service names, tradenames, copyrights or other rights held by any person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing.

                  j. No Materially Adverse Contracts, Etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

                  k. Tax Status. Except as set forth on SCHEDULE 3(k), the Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  l. Certain Transactions. Except as set forth on SCHEDULE 3(l) or in the SEC Documents and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on SCHEDULE 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  m. Disclosure. All information relating to or concerning the Company set forth in this Agreement and provided to the Buyers pursuant to
Section 2(d) hereof and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

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                  n. Acknowledgment Regarding Buyers' Purchase of Preferred
Shares. The Company acknowledges and agrees that the Buyers are acting solely in the capacity of arm's length purchasers with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Buyers' purchase of the Preferred Shares. The Company further represents to each Buyer that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

                  o. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the 1933 Act of the issuance of the Securities to the Buyers.

                  p. No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby, except for dealings with Hughes Capital Group, whose commissions and fees will be paid for by the Company.

         4. COVENANTS.

                  a. Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Section 6 and 7 of this Agreement.

                  b. Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to the Buyers at the applicable closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to each Buyer on or prior to such Closing Date.

                  c. Reporting Status; Eligibility to Use Form S-3. The Company's Common Stock is registered under Section 12(g) of the 1934 Act. So long as any Buyer beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination. The Company currently meets, and will take all necessary action to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3.

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                  d. Use of Proceeds. The Company shall use the proceeds from the sale of the Preferred Shares in the manner set forth in SCHEDULE 4(d) attached hereto and made a part hereof and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person (except in connection with its currently existing direct or indirect subsidiaries).

                  e. Additional Equity Capital; Right of First Refusal. Subject to the exceptions described below, the Company agrees that during the period beginning on the date hereof and ending one hundred twenty (120) days following the Closing Date in respect of the Second Closing (the "LOCK-UP PERIOD"), the Company will not, without the prior written consent of Rose Glen Capital Management, L.P. ("RGC"), negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component). In addition, subject to the exceptions described below, the Company will not conduct any equity financing (including debt with an equity component) ("FUTURE OFFERINGS") during the period beginning on the first day immediately following the Lock-Up Period and ending two hundred forty (240) days thereafter unless it shall have first delivered to RGC, at least fifteen (15) business days prior to the closing of such Future Offering, written notice describing the proposed Future Offering, including the terms and conditions thereof, and providing RGC an option during the ten (10) business day period following delivery of such notice to purchase the securities being offered in the Future Offering on the same terms as contemplated by such Future Offering (the limitations referred to in this and the immediately preceding sentence are collectively referred to as the "CAPITAL RAISING LIMITATIONS"). The Capital Raising Limitations shall not apply to any transaction involving (i) issuances of securities in a firm commitment underwritten public offering or (ii) issuances of securities in connection with a merger, consolidation or sale of assets, or in connection with any strategic partnership, strategic investment or joint venture with a current or future supplier or customer of the Company, or in connection with the disposition or acquisition of a business, product or license by the Company. The Capital Raising Limitations also shall not apply to the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan approved by a majority of the Company's disinterested directors.

                  f. Expenses. The Company shall reimburse RGC for all expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other agreements to be executed in connection herewith, including, without limitation, attorneys' and consultants' fees and expenses. The Company's obligation to reimburse RGC's expenses under this Section 4(f) shall be limited to Twenty-five Thousand Dollars ($25,000), of which Ten Thousand Dollars ($10,000) was advanced previously.

                  g. Financial Information. The Company agrees to send the following reports to each Buyer until such Buyer transfers, assigns, or sells all of the Securities: (i) within ten (10) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; and (ii) within one (1) day after release, copies of all press releases issued by the Company or any of its subsidiaries.

                  h. Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full conversion of the outstanding Preferred Shares and issuance of the Conversion Shares in connection therewith and the full exercise of the Warrants and the issuance of the Warrant Shares in connection therewith (based on the Conversion Price of the Preferred Shares and the exercise price of the Warrants in effect from time to time). The Company shall not reduce the number of shares of Common Stock reserved for issuance upon conversion of the Preferred Shares and the full exercise of the Warrants without the consent of each Buyer, which consent will not be unreasonably withheld. The Company shall use its best efforts at all times to maintain the number of shares of Common Stock so reserved for issuance at no less than two (2) times the number that is then actually issuable upon full conversion of the Preferred Shares and exercise of the Warrants (based on the Conversion Price of the Preferred Shares and the exercise price of the Warrants in effect from time to time).

                  i. Listing. The Company shall promptly secure the listing of the Conversion Shares and Warrant Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares from time to time issuable upon conversion of the Preferred Shares and Warrant Shares issuable upon exercise of the Warrants. The Company will take all action necessary to obtain and maintain the listing and trading of its Common Stock on the NASDAQ National Market ("NASDAQ-NMS"), the NASDAQ Small Cap System ("NASDAQ SMALL CAP"), the New York Stock Exchange ("NYSE"), or the American Stock Exchange ("AMEX") and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and such exchanges, as applicable.

                  j. Corporate Existence. So long as a Buyer beneficially owns any Preferred Shares or Warrants, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and
(ii) is a publicly traded corporation whose Common Stock is listed for trading on the NASDAQ-NMS, NASDAQ Small Cap, NYSE or AMEX.

         5. TRANSFER AGENT INSTRUCTIONS.

         The Company shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of each Buyer or its nominee, for the Conversion Shares and Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon proper conversion of the Preferred Shares or proper exercise of the Warrants (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Conversion Shares and Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares and Warrant Shares, prior to registration of the Conversion Shares and Warrant Shares under the 1933 Act), will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way the Buyer's obligations and agreement set forth in Section 2(g) hereof to comply with all applicable securities laws upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, reasonably satisfactory to the Company in form, substance and scope, that registration of a resale by such Buyer of any of the Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares and Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers' by obliterating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

         The obligation of the Company hereunder to issue and sell the Preferred Shares to a Buyer at each of the First Closing and the Second Closing, as applicable, is subject to the satisfaction, at or before the Closing Date in respect of such closing, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion. The obligation of the Company to issue and sell the Preferred Shares to any Buyer hereunder is distinct and separate from its obligation to issue and sell Preferred Shares to any other Buyer hereunder and any failure by one or more Buyers to fulfill the conditions set forth herein or to consummate the purchase of Preferred Shares hereunder will not relieve the Company of its obligations with respect to any other Buyer.

         With respect to the First Closing and the Second Closing:

                  a. The applicable Buyer shall have executed this Agreement and the Registration Rights Agreement, and delivered the same to the Company.

                  b. The applicable Buyer shall have delivered the Purchase Price in accordance with Section 1(b) above.

                  c. The Certificate of Designation shall have been filed with the Secretary of State of the State of New York, in the case of the First Closing, and Delaware, in the case of the Second Closing.

                  d. The representations and warranties of the applicable Buyer shall be true and correct in all material respects as of the date when made and as of each Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Buyer at or prior to each Closing Date.

         7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

         The obligation of each Buyer hereunder to purchase the Preferred Shares at each of the First Closing and the Second Closing, as applicable, is subject to the satisfaction, at or before the Closing Date in respect of such closing of each of the following conditions, provided that these conditions are for such Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

                  a. With respect to the First Closing and the Second Closing:

                           (i) The Company shall have executed this Agreement
and the Registration Rights Agreement, and delivered the same to the Buyer.

                           (ii) The Certificate of Designation shall have been
filed with the Secretary of State of the State of New York, in the case of the First Closing, and Delaware, in the case of the Second Closing.

                           (iii) The Company shall have delivered to such Buyer
duly executed certificates (in such denominations as the Buyer shall request) representing the Preferred Shares being so purchased in accordance with Section 1(b) above.

                           (iv) Trading in the Common Stock on the NASDAQ-NMS
shall not have been suspended by the SEC or NASDAQ.

                           (v) The Irrevocable Transfer Agent Instructions, in
form and substance satisfactory to a majority-in-interest of the Buyers, shall have been delivered to and acknowledged in writing by the Company's Transfer Agent.

                           (vi) The representations and warranties of the
Company shall be true
and correct in all material respects as of the date when made and as of each Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Closing Date. The Buyer shall have received a certificate, executed by the chief executive officer of the Company, dated as of each Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer.

                           (vii) The Buyer shall have received an opinion of the
Company's counsel, dated as of each Closing Date, in form, scope and substance reasonably satisfactory to the Buyer and in substantially the same form as EXHIBIT "D" attached hereto.

                           (viii) The Buyer shall have received an officer's
certificate described in Section 3(c) above and an officer's certificate as to the matters described in the Sections 7(a)(ii), (iv), (v), (vi) and (viii) (and such other matters as the Buyers shall reasonably request), dated as of each Closing Date.

                  b. With respect to the Second Closing:

                           (i) The registration statement(s) filed by the
Company pursuant to Section 2(a) of the Registration Rights Agreement covering the resale of the Registrable Securities (as defined in the Registration Rights Agreement) underlying (i) the Preferred Shares issued or issuable at the First Closing and the Second Closing and (ii) the Warrants issued or issuable upon conversion of such Preferred Shares, shall be effective (within ninety (90) days of the Closing Date in respect of the First Closing) and no stop order shall have been issued in respect thereof.

                           (ii) The Company's merger with and into a Delaware
subsidiary for purposes of reincorporating under the laws of the State of Delaware shall have been completed (and its authorized Common Stock shall have been increased to at least 40,000,000 shares), and a certified copy of the Certificate of Merger filed in respect thereof with the Secretary of State of the State of Delaware shall have been provided to the Buyer.

         8. GOVERNING LAW; MISCELLANEOUS.

                  a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in Wilmington, Delaware with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

                  b. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

                  c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

                  e. Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

                  f. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, in each case addressed to a party. The addresses for such communications shall be:

         If to the Company:

         NUKO Information Systems, Inc.
         2391 Qume Drive
         San Jose, CA 95131
         Attention: Chief Executive Officer
         Telecopy:  (408) 526-9541

         With copy to:

         Latham & Watkins
         701 "B" Street, Suite 2100
         San Diego, CA 92101
         Attention:  Thomas Edwards
         Telecopy:  (619) 696-7419


         If to a Buyer: To the address set forth immediately below such Buyer's name on the signature pages hereto.


         Each party shall provide notice to the other party of any change in address.

                  g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, any Buyer may assign its rights hereunder to any person willing to purchase in a private transaction at least One Thousand (1,000) Preferred Shares, without the consent of the Company.

                  h. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  i. Survival. The representations and warranties of the Company and the agreements and covenants set forth in Sections 3, 4, 5 and 8 shall survive the closings hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Buyers. The Company agrees to indemnify and hold harmless each of the Buyers for loss or damage arising as a result of or related to any breach or alleged breach by the Company of any of its representations set forth in Section 3 hereof, including advancement of expenses as they are incurred. Notwithstanding anything to the contrary set forth herein, the representations of the Company set forth in Section 3 shall terminate five
(5) years from the Closing Date in respect of the Second Closing (or, if there is no Second Closing, from the date the Second Closing is canceled pursuant to
Section 8(m) below).

                  j. Publicity. The Company and each of the Buyers shall have the right to approve before issuance any press releases, SEC, NASDAQ or NASD filings, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of each of the Buyers, to make any press release or SEC, NASDAQ or NASD filings with respect to such transactions as is required by applicable law and regulations (although each of the Buyers shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof).

                  k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  l. Termination. In the event that the First Closing shall not have occurred on or before fifteen (15) business days from the date hereof, unless the parties agree otherwise, this

Agreement shall terminate at the close of business on such date.

                  m. Company Option to Cancel Second Closing. In the event a "Qualifying Registration Statement" (as defined in Article V of the Certificate of Designation) is filed with the SEC prior to the satisfaction or waiver of the conditions to the Buyers' obligations to consummate the Second Closing, the Company shall have the option to cancel the Second Closing, in whole or in part, by paying to the Buyers' the "Cancellation Amount." The Cancellation Amount shall mean an amount in cash equal to 10% of the canceled amount of the Second Closing, plus a number of Warrants equal to 110% of the canceled amount of the Second Closing divided by the applicable "Conversion Price" (as defined in the Certificate of Designation), without giving effect to the proviso in the penultimate sentence of Section VI.B(a) of the Certificate of Designation and treating the trading day immediately preceding the cancellation date as the "Conversion Date" (as defined in the Certificate of Designation).

                  n. Certain Limitations on Transfer of Preferred Shares. No "Subject Holder" (as defined below) may sell or otherwise transfer the Preferred Shares except (i) to the Company or to a stockholder or a group of stockholders who immediately prior to the sale control a majority of the Company's voting shares (a "controlling Stockholder" or "Controlling Group", as applicable); (ii) to an affiliate of such Subject Holder; (iii) in connection with any merger, consolidation, reorganization or sale of more than 50% of the outstanding Common Stock of the Company (a "Reorganization"); (iv) in a registered public offering or a public sale pursuant to Rule 144 or other applicable exemption from the registration requirements of the Securities Act (or any successor rule or regulation); or (v) in a private sale (otherwise than to the Company, to a Controlling Stockholder or a Controlling Group, to an affiliate of such Subject Holder, or in a Reorganization), provided that pursuant to such private sale(s) the Subject Holder shall not sell or otherwise transfer during any ninety (90) day period a portion(s) of the Preferred Shares which, if converted into Common Stock, would represent, at the time of the transfer, in the aggregate (together with any other shares of Common Stock the beneficial ownership of which is transferred), beneficial ownership by the transferee(s) of more than 4.9% percent of the Common Stock then outstanding. Subject Holder means any Buyer (or transferee thereof) who, but for the limitations on conversion set forth in
Article VI of the Certificate of Designation, would beneficially own 5% or more of the outstanding Common Stock of the Company. For the purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Agreement to be duly executed as of the date first above written.


NUKO Information Systems, Inc.

By: /s/ Pratap Kesav Kondamoori
   -------------------------------
Name: Pratap Kondamoori
     -----------------------------
Its: President, CEO
    ------------------------------


NAME OF BUYER:  RGC International Investors, LDC


SIGNATURE:
By:  Rose Glen Capital Management, LP, Investment Manager
     By:  RGC General Partner Corp., General Partner

By: /s/ Wayne D. Bloch
   -------------------------------
Name: Wayne D. Bloch
     -----------------------------
Its: Managing Director
    ------------------------------

RESIDENCE:   Bermuda

ADDRESS:

         c/o Rose Glen Capital Management, L.P.
         440 E. Swedesford Road
         Suite 2025
         Wayne, PA 19087
         Facsimile:  610-971-2212
         Telephone:  610-902-0200


AGGREGATE SUBSCRIPTION AMOUNT:

         Number of Shares of Series A Convertible Preferred Stock: 10,000
                                                                  ------------

         Aggregate Purchase Price:                                 $10,000,000
                                                                  ------------

                                                                       EXHIBIT B
                                                                              TO
                                                                      SECURITIES
                                                                        PURCHASE
                                                                       AGREEMENT

         THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN A SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 13, 1996, NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH APPLICABLE STATE SECURITIES LAWS.

                                                                        Right to
                                                                        Purchase
                                                                         _______
                                                                       Shares of
                                                                          Common
                                                                      Stock, par
                                                                     value $.001
                                                                       per share


                             STOCK PURCHASE WARRANT

         THIS CERTIFIES THAT, for value received, _________________________ or its registered assigns, is entitled to purchase from NUKO Information Systems, Inc., a [New York] corporation (the "Company"), at any time or from time to time during the period specified in Paragraph 2 hereof, ____________________ (_______) fully paid and nonassessable shares of the Company's Common Stock, par value $___ per share (the "Common Stock"), at an exercise price of $18.00 per share (the "Exercise Price"). The term "Warrant Shares", as used herein, refers to the shares of Common Stock purchasable hereunder. The Warrant Shares and the Exercise Price are subject to adjustment as provided in Paragraph 4 hereof. The term Warrants means this Warrant and the other warrants of the Company issued upon conversion of the Series A Preferred Stock of the Company (the "Series A Preferred Stock).

         This Warrant is subject to the following terms, provisions, and conditions:

         1. MANNER OF EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES. Subject to the provisions hereof, this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the "Exercise Agreement"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company of the Exercise Price for the Warrant Shares specified in the Exercise Agreement or (ii) if the resale of the Warrant Shares by the holder is not then registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), delivery to the Company of a written notice of an election to effect a "Cashless Exercise" (as defined in Section 11(c) below) for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

                  Notwithstanding anything in this Warrant to the contrary, in no event shall the Holder of this Warrant be entitled to exercise a number of Warrants (or portions thereof) in excess of the number of Warrants (or portions thereof) upon exercise of which the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised Warrants and unconverted shares of Series A Preferred Stock) and
(ii) the number of shares of Common Stock issuable upon exercise of the Warrants (or portions thereof) with respect to which the determination described herein is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (i) hereof.

         2. PERIOD OF EXERCISE. This Warrant is exercisable at any time or from time to time on or after the date on which this Warrant is issued and delivered upon conversion of the shares of Series A Preferred Stock issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of December 13, 1996, by and among the Company and the Buyer listed on the execution page thereof (the "Securities Purchase Agreement"), and before 5:00 p.m., New York City time on the fifth (5th) anniversary of the date of issuance (the "Exercise Period").

         3. CERTAIN AGREEMENTS OF THE COMPANY. The Company hereby covenants and agrees as follows:

                  (a) SHARES TO BE FULLY PAID. All Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof.

                  (b) RESERVATION OF SHARES. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

                  (c) LISTING. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of the Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

                  (d) CERTAIN ACTIONS PROHIBITED. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

                  (e) SUCCESSORS AND ASSIGNS. This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all the Company's assets.

         4. ANTIDILUTION PROVISIONS. During the Exercise Period, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Paragraph 4.

         In the event that any adjustment of the Exercise Price as required herein results in a fraction of a cent, such Exercise Price shall be rounded up to the nearest cent.

                  (a) ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES UPON ISSUANCE OF COMMON STOCK. Except as otherwise provided in Paragraphs 4(c) and 4(e) hereof, if and whenever on or after December 13, 1996, the Company issues or sells, or in accordance with Paragraph 4(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Market Price (as hereinafter defined) on the date of issuance (a "Dilutive Issuance"), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to a price determined by multiplying the Exercise Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the aggregate consideration, calculated as set forth in Paragraph 4(b) hereof, received by the Company upon such Dilutive Issuance, divided by the Market Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding immediately after the Dilutive Issuance.

                  (b) EFFECT ON EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Exercise Price under Paragraph 4(a) hereof, the following will be applicable:

                           (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Company in
any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Market Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Options" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

                           (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the
Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Market Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                           (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If
there is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                           (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED
CONVERTIBLE SECURITIES. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Exercise Price then in effect will be readjusted to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

                           (v) CALCULATION OF CONSIDERATION RECEIVED. If any
Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Warrant will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company.

                           (vi) EXCEPTIONS TO ADJUSTMENT OF EXERCISE PRICE. No
adjustment to the Exercise Price will be made (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on December 11, 1996; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the independent members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose; (iii) upon the exercise of the Warrants or the conversion of the Series A Preferred Stock issued pursuant to the Securities Purchase Agreement; (iv) that would result in an Exercise Price that is less than the last sale price of the Common Stock on the first closing date pursuant to the Securities Purchase Agreement (subject to appropriate adjustments for any stock split, stock dividend or similar event) or
(v) upon the issuance of Common Stock pursuant to a bona fide firm commitment underwritten public offering registered under the Securities Act.

                  (c) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased.

                  (d) ADJUSTMENT IN NUMBER OF SHARES. Upon each adjustment of the Exercise Price pursuant to the provisions of this Paragraph 4, the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                  (e) CONSOLIDATION, MERGER OR SALE. In case of any consolidation of the Company with, or merger of the Company into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the holder of this Warrant will have the right to acquire and receive upon exercise of this Warrant in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of this Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of this Warrant had such consolidation, merger or sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Paragraph 4 hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Company) assumes by written instrument the obligations under this Paragraph 4 and the obligations to deliver to the holder of this Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

                  (f) DISTRIBUTION OF ASSETS. In case the Company shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining stockholders entitled to such distribution, but prior to the date of distribution, the holder of this Warrant shall be entitled upon exercise of this Warrant for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets which would have been payable to the holder had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such distribution.

                  (g) NOTICE OF ADJUSTMENT. Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the holder of this Warrant, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Company.

                  (h) MINIMUM ADJUSTMENT OF EXERCISE PRICE. No adjustment of the Exercise Price shall be made in an amount of less than 1% of the Exercise Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Exercise Price.

                  (i) NO FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Market Price of a share of Common Stock on the date of such exercise.

                  (j) OTHER NOTICES. In case at any time:

                           (i) the Company shall declare any dividend upon the
Common Stock payable in shares of stock of any class or make any other distribution (including dividends or distributions payable in cash out of retained earnings) to the holders of the Common Stock;

                           (ii) the Company shall offer for subscription pro
rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

                           (iii) there shall be any capital reorganization of
the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all its assets to, another corporation or entity; or

                           (iv) there shall be a voluntary or involuntary
dissolution, liquidation or
winding-up of the Company;

then, in each such case, the Company shall give to the holder of this Warrant
(a) notice of the date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least 30 days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

                  (k) CERTAIN EVENTS. If any event occurs of the type contemplated by the adjustment provisions of this Paragraph 4 but not expressly provided for by such provisions, the Company will give notice of such event as provided in Paragraph 4(g) hereof, and the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock acquirable upon exercise of this Warrant so that the rights of the Holder shall be neither enhanced nor diminished by such event.

                  (l) CERTAIN DEFINITIONS.

                           (i) "Common Stock Deemed Outstanding" shall mean the
number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (x) pursuant to Paragraph 4(b)(i) hereof, the maximum total number of shares of Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (y) pursuant to Paragraph 4(b)(ii) hereof, the maximum total number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.

                           (ii) "Market Price," as of any date, (i) means the
average of the last reported sale prices for the shares of Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ-NMS") for the ten (10) trading days immediately preceding such date, or (ii) if the NASDAQ-NMS is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, at the option of a majority-in-interest of the holders of the outstanding Warrants by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

                           (iii) "Common Stock," for purposes of this Paragraph
4, includes the Common Stock, par value $.001 per share, and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to this Warrant shall include only shares of Common Stock, par value $.001 per share, in respect of which this Warrant is exercisable, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in Paragraph 4(e) hereof, the stock or other securities or property provided for in such Paragraph.

         5. ISSUE TAX. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder of this Warrant or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder of this Warrant.

         6. NO RIGHTS OR LIABILITIES AS A SHAREHOLDER. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         7. TRANSFER, EXCHANGE, AND REPLACEMENT OF WARRANT.

                  (a) RESTRICTION ON TRANSFER. This Warrant and the rights granted to the holder hereof are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Paragraph 7(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Paragraph 7(f) hereof and to the applicable provisions of the Securities Purchase Agreement. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary. Notwithstanding anything to the contrary contained herein, the registration rights described in Paragraph 8 are assignable only in accordance with the provisions of that certain Registration Rights Agreement, dated as of December 13, 1996, by and among the Company and the other signatories thereto (the "Registration Rights Agreement").

                  (b) WARRANT EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company referred to in Paragraph 7(e) below, for new Warrants of like tenor representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by the holder hereof at the time of such surrender.

                  (c) REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

                  (d) CANCELLATION; PAYMENT OF EXPENSES. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Paragraph 7, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Paragraph 7.

                  (e) REGISTER. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

                  (f) EXERCISE OR TRANSFER WITHOUT REGISTRATION. If, at the time of the surrender of this Warrant in connection with any exercise, transfer, or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Warrant Shares issuable hereunder), shall not be registered under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such exercise, transfer, or exchange, (i) that the holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel, which opinion and counsel are reasonably acceptable to the Company, to the effect that such exercise, transfer, or exchange may be made without registration under said Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance reasonably acceptable to the Company, (iii) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act and (iv) that, upon such transfer, the transferee beneficially own Registrable Securities (as defined in the Registration Rights Agreement) having an aggregate Market Price of at least $500,000; provided that no such opinion, letter, status as an "accredited investor" or minimum Market Price shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act. No "Subject Holder" (as defined below) may sell or otherwise transfer Warrants, except (i) to the Company or to a stockholder or a group of stockholders who immediately prior to the sale control a majority of the Company's voting shares (a "Controlling Stockholder" or "Controlling Group", as applicable); (ii) to an affiliate of such holder; (iii) in connection with any merger, consolidation, reorganization or sale of more than 50% of the outstanding Common Stock of the Company (a "Reorganization"); (iv) in a registered public offering or a public sale pursuant to Rule 144 or other applicable exemption from the registration requirements of the Securities Act (or any successor rule or regulation); or (v) in a private sale (otherwise than to the Company, to a Controlling Stockholder or a Controlling Group, to an affiliate of such holder, or in a Reorganization), provided that pursuant to such private sale(s) the holder shall not sell or otherwise transfer during any ninety (90) day period a portion(s) of the Warrants which, if converted into Common Stock at the time of the transfer, would represent, in the aggregate (together with any other shares of Common Stock so transferred), beneficial ownership by the transferee(s) of more than 4.9% percent of the Common Stock then outstanding. Subject Holder means any holder who, but for the second paragraph of Section 1 hereof, would beneficially own 5% or more of the outstanding Common Stock of the Company. The first holder of this Warrant, by taking and holding the same, represents to the Company that such holder is acquiring this Warrant for investment and not with a view to the distribution thereof.

         8. REGISTRATION RIGHTS.

                  The initial holder of this Warrant (and certain assignees thereof) is entitled to the benefit of such registration rights in respect of the Warrant Shares as are set forth in Section 2 of the Registration Rights Agreement.

         9. NOTICES. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the holder of this Warrant shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail or by recognized overnight mail courier, postage prepaid and addressed, to such holder at the address shown for such holder on the books of the Company, or at such other address as shall have been furnished to the Company by notice from such holder. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Company shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail or by recognized overnight mail courier, postage prepaid and addressed, to the office of the Company at NUKO Information Systems, Inc., 2391 Qume Drive, San Jose, CA 95131, Attention: Chief Financial Officer or at such other address as shall have been furnished to the holder of this Warrant by notice from the Company. Any such notice, request, or other communication may be sent by facsimile, but shall in such case be subsequently confirmed by a writing personally delivered or sent by certified or registered mail or by recognized overnight mail courier as provided above. All notices, requests, and other communications shall be deemed to have been given either at the time of the receipt thereof by the person entitled to receive such notice at the address of such person for purposes of this Paragraph 9, or, if mailed by registered or certified mail or with a recognized overnight mail courier upon deposit with the United States Post Office or such overnight mail courier, if postage is prepaid and the mailing is properly addressed, as the case may be.

         10. GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE BODY OF LAW CONTROLLING CONFLICTS OF LAW.

         11. MISCELLANEOUS.

                  (A) AMENDMENTS. This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and the holder hereof.

                  (B) DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

                  (C) CASHLESS EXERCISE. Notwithstanding anything to the contrary contained in this Warrant, if the resale of the Warrant Shares by the holder is not then registered pursuant to an effective registration statement under the Securities Act, this Warrant may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.

         12. REDEMPTION.

                  On or after the thirty (30) month anniversary of the date of issuance of this Warrant, the Company may, at its option, upon not less than thirty (30) days' prior written notice (the "Notice Period"), call for redemption this Warrant, in whole or in part, at a redemption price of $0.001 per Warrant Share (the "Redemption Price"), provided that the closing price for the Common Stock on the NASDAQ-NMS, or on the principal securities exchange or other securities market on which the Common Stock is then being traded, is, on the date written notice of redemption is dispatched (the "Notice Date") and has been for at least the ten (10) consecutive Trading Days (as defined below) ending immediately prior thereto, at least 150% of the Exercise Price then in effect (the "Redemption Threshold Price"). At anytime after the Notice Date until 5:00 p.m., New York time, on the final date of the Notice Period (or the last Trading Day immediately prior thereto) (the "Redemption Date"), the holder of this Warrant may exercise this Warrant at an exercise price equal to 100% of the Exercise Price in effect immediately prior to the start of the Notice Period. This Warrant shall cease to be exercisable at 5:00 p.m., New York time, on the Redemption Date. At any time following the Notice Date until ten (10) days following the expiration of the Notice Period, the Company will pay the Redemption Price to or as directed by the holder of this Warrant upon presentation and surrender of this Warrant at the Company's offices. "Trading Day" shall mean any day on which the Common Stock is traded for any period on NASDAQ-NMS, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.



                                     By: ________________________
                                         Name:___________________
                                         Title:__________________

                           FORM OF EXERCISE AGREEMENT


                                                          Dated: ________, ____.


To:_____________________________


         The undersigned, pursuant to the provisions set forth in the within Warrant, hereby agrees to purchase ________ shares of Common Stock covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by such Warrant in cash or by certified or official bank check in the amount of, [or, if the resale of such Common Stock by the undersigned is not currently registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, by surrender of securities issued by the Company (including a portion of the Warrant) having a market value (in the case of a portion of this Warrant, determined in accordance with Section 11(c) of the Warrant) equal to] $_________. Please issue a certificate or certificates for such shares of Common Stock in the name of and pay any cash for any fractional share to:


                            Name:________________________________

                            Signature:___________________________
                            Address:_____________________________
                                    _____________________________


                            Note:      The above signature should
                                       correspond exactly with the name on
                                       the face of the within Warrant.

and, if said number of shares of Common Stock shall not be all the shares purchasable under the within Warrant, a new Warrant is to be issued in the name of said undersigned covering the balance of the shares purchasable thereunder less any fraction of a share paid in cash.

                               FORM OF ASSIGNMENT


         FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered thereby set forth herein below, to:

Name of Assignee             Address                No of Shares
----------------             -------                ------------





, and hereby irrevocably constitutes and appoints ______________
________________________ as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.


Dated: _____________________, ____,

In the presence of

__________________

                          Name: ____________________________


                                   Signature: _______________________
                                   Title of Signing Officer or Agent (if any):
                                   __________________________________
                                   Address:  ________________________
                                             ________________________


                                   Note:    The above signature should
                                            correspond exactly with the name on
                                            the face of the within Warrant.